McGuireWoods February 19, 2025 Exelon Corporation 10 South Dearborn Street P.O. Box 805379 Chicago, Illinois 60680-5379 Ladies and Gentlemen: We have acted as United States federal income tax counsel for Exelon Corporation (the "Company") in connection with (i) the Registration Statement on Form S-3 (File No. 333-266487) (the "Registration Statement"), which was filed by the Company with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of certain securities of the Company, including debt securities, and (ii) the issuance by the Company of $1,000,000,000 6.5% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 (the "Junior Subordinated Notes"), as described in the Company's Prospectus, dated May 1, 2024 (the "Prospectus") and Prospectus Supplement, dated February 13, 2025 (the "Prospectus Supplement"). The Registration Statement became effective on April 30, 2024. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act. In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Prospectus Supplement, (iv) the Indenture as defined in the underwriting agreement relating to the offer and sale of the Junior Subordinated Notes (the "Underwriting Agreement"), (v) the Underwriting Agreement, and (vi) such other agreements and documents as we have deemed relevant and necessary, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, with your permission, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party's certificate or instrument of formation and by-laws or the laws of such party's jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms, (vii) that the factual representations made to us by the Company in its officer's certificate dated as of the date hereof and delivered to us for purposes of this opinion (the "Officer's Certificate") are true, correct and complete and will be true, correct and complete at the time of closing of the offering and delivery of the Junior Subordinated Notes (as if made as of such time), and (viii) that any factual representations made in the Prospectus, the Prospectus Supplement or the Officer's Certificate "to the best knowledge of," "in the belief of," or similarly qualified are true, correct and complete without such qualification. If any of the above described assumptions are untrue for any reason or if the issuance of the Junior Subordinated Notes is consummated in a manner that is inconsistent with the manner in which it is described in the Prospectus Supplement, our opinion as expressed below may be adversely affected and may not be relied upon. McGuireWoods LLP I www.mcguirewoods.com Atlanta I Austin I Baltimore I Charlotte I Charlottesville I Chicago I Dallas I Houston I Jacksonville I London I Los Angeles - Century City Los Angeles - Downtown I New York I Norfolk I Pittsburgh I Raleigh I Richmond I San Francisco I Tysons I Washington, D.C.